Exhibit 99

News Release

FOR IMMEDIATE RELEASE

Memry Corporation To Recognize Deferred
Tax Asset in FQ2. One-Time Gain
Will Boost FQ2 Financial Results

Bethel, CT, January 23, 2003 – Memry Corporation (AMEX: MRY) said today that it expects to report earnings for the second fiscal quarter ended December 31, 2002 in the range of $.29 to $.30 per share, including recognition of a deferred tax asset. Excluding the recognition of the deferred tax asset, earnings in the second quarter are anticipated to be $.02 to $.03 per share. For the six month period ended December 31, 2002, earnings are anticipated to be in the range of $.32-$.33 per share. Excluding the recognition of the deferred tax asset, earnings for the first six months of the fiscal year are anticipated to be $.05-$.06 per share.

The company said revenue for the quarter will be approximately $9.3 million compared with revenue of $8.3 million reported in the second fiscal quarter a year ago. The company anticipates announcing its earnings during the first week of February.

Memry’s Senior Vice President for Finance and Administration and CFO Robert P. Belcher, said, “The company expects to eliminate its deferred tax asset valuation allowance as of December 31, 2002 as a result of continuing improvement and consistency of earnings. In prior periods, as a result of operating income volatility, including a net operating loss of $4.7 million in the year ended June 30, 2001, Memry continued to recognize a full valuation allowance against its net deferred tax asset of $7,569,000 at June 30, 2002. The company’s net deferred tax asset represents primarily the estimated tax effect of net operating loss carryforwards. In addition, a smaller portion of the deferred tax asset represents temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes.

“Because the majority of Memry’s deferred tax asset consists of net operating loss carryforwards for federal income tax purposes, the key to the company’s ability to realize the deferred tax asset will be to generate sufficient income in future years to utilize the loss carryforwards prior to their expiration. Memry has no federal net operating loss carryforwards expiring in fiscal year 2003 or 2004. Approximately $400,000 of net operating loss carryforwards will expire in fiscal 2005 and the balance will expire between fiscal 2006 and fiscal 2011. The total amount of federal loss carryforwards was approximately $18,500,000 at June 30, 2002.

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Memry Corp.

“The expected results for the quarter will represent the company’s eighth consecutive quarter of profitability. Memry believes that it is more likely than not that it will be able to realize the total amount of the deferred tax asset currently subject to a valuation allowance and will recognize the deferred tax asset on its financial statements as of, and for the second fiscal quarter ended December 31, 2002. This recognition will add approximately $.27 per diluted share to reported earnings. Subsequent to the recognition of the deferred tax asset, Memry will record tax provisions at the statutory rate applied to income before taxes.”

Belcher added the following on a separate matter, “There has been a good deal of interest expressed about our experimental oil field drilling technology. The project, which is being developed in collaboration with other parties, is now running behind the original schedule. We are satisfied, however, with the performance of the Memry designed element in the system. This delay is not expected to impact the company’s previously announced earnings expectations for FY 2003. We hope to have more to say later in the year as the testing progresses.”

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments. The company’s commercial and industrial businesses produce semi-finished materials and components.

An investment profile on Memry may be found at www.hawkassociates.com/memry/profile.htm

For more information contact Memry Senior Vice President for Finance and Administration and CFO Robert P. Belcher at (203) 739-1100. E-mail: Robert_Belcher@memry.com or Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383. Email: info@hawkassociates.com. Detailed information about Memry Corporation can be found on the website www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the website: www.hawkassociates.com

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control which may cause actual results, performance or achievements of the company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.